EXHIBIT 10.2

AGREEMENT

P.A.M. agrees to pay Dan Cushman, $55,000 toward all associated costs of selling his home in (address) and the move of household goods to the Tontitown, Arkansas area. As a condition to this payment, Dan Cushman agrees not to terminate his position as President of P.A.M. within 36 months of his start date with P.A.M. or he will forfeit his entitlement to this payment. This forfeiture will not be triggered by any termination caused by P.A.M., death, or disability. If the payment is forfeited, Dan Cushman agrees to pay P.A.M. in cash within 90 days of the termination.

By: /s/ Daniel H. Cushman	By: /s/ Peter J. Dwyer
Daniel H. Cushman	Peter J. Dwyer

NOTE:
The Company has also agreed to reimburse Mr. Cushman for up to eighteen (18) months and up to $1,800 per month, for temporary living expenses.